UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2009

MSTI Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52862	26-0240347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259-263 Goffle Road Hawthorne, New Jersey	07506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 304-6080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 26, 2009, MSTI Holdings, Inc. (the "Company") entered into an Agreement and Consent to Acceptance of Collateral (“Agreement”) with its senior secured lenders, Alpha Capital Anstalt, Gemini Master Fund, Ltd., Whalehaven Capital Fund Limited and Brio Capital L.P. (“Secured Lenders”).

As set forth in that certain Intercreditor Agreement, dated as of October 16, 2008, between the Parties and the Junior Lenders (as defined therein) (the “Intercreditor Agreement”), the Secured Lenders are the senior secured creditors of the Company with regard to obligations in the total principal amount of $1,893,295, as follows: (i) the Borrower’s obligations to the Secured Lenders under the May 2008 Letter Agreement (“May 2008 Letter Agreement”) in the total principal amount of $18,864; (ii) the Borrower’s obligations to the Secured Lenders under the October 2008 Letter Agreement (“October 2008 Letter Agreement”) in the total principal amount of $352,631; and (iii) the Borrower’s obligations to the Secured Lenders under the Securities Purchase Agreement, dated as of May 25, 2007 (the “Securities Purchase Agreement”), in the total principal amount of $1,521,800 (together, the “Secured Lender Obligations”).

Under the Agreement: (a) the Company (i) agreed and consented to the acceptance by MST Acquisition Group LLC (the “Designee”), on behalf of the Secured Lenders, of all of the assets of the Borrower including without limitation all of the assets set forth on Schedule 1 of the Agreement together with all claims, causes of action and cash-on-hand (the “Pledged Collateral”) in full satisfaction of the Secured Lender Obligations, and (ii) waived and released (x) all right, title and interest it has or might have in or to the Pledged Collateral, including any right to redemption, and (y) any claim for a surplus; (b) the Secured Lenders accepted the Pledged Collateral in full satisfaction of the Secured Lender Obligations and, except as otherwise provided therein, waived and released Borrower from any further obligations under the May 2008 Letter Agreement, the October 2008 Letter Agreement and the Securities Purchase Agreement and from any claim for a deficiency; and (c) the Designee agreed to assume only the following liability of the Company:  Borrower’s promissory note to Frank Matarazzo in the amount of $300,000 (the “Assumed Liability”) and any other liability Designee deems necessary.  The Assumed Liability shall be paid by the Designee as agreed to by the Secured Lenders or the Designee and Frank Matarazzo.  The Secured Lenders, individually or as a group, are not assuming liability for the Assumed Liability.

The Parties agreed that the foregoing acceptance, waiver and release are effective for all purposes, including without limitation all provisions of the UCC including Sections 9-620 and 9-615 thereof.  In the event that all of Borrower’s Secured Lender Obligations, including under the May 2008 Letter Agreement, the October 2008 Letter Agreement and the Securities Purchase Agreement shall be reinstated in the event the transfer of any of the Pledged Collateral to the Designee, on behalf of the Secured Lenders, is ineffective for any reason.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.01.  On June 29, 2009, the Company completed the transaction described in Section 1.01 of this Form 8-K.  The material terms and conditions to the transaction are set forth above in the agreement described under Item 1.01.

Pursuant to the agreements described in Item 1.01: the Company (a) assigned, granted, conveyed, transferred, set over and delivered to the Designee, on behalf of the Secured Lenders, all right, title and interest in and to the Pledged Collateral, free and clear of all liens, claims, charges and encumbrances of every nature whatsoever (collectively, “Encumbrances”); (b) acknowledged that the Designee, on behalf of the Secured Lenders, succeeded to all of the Company’s right, title and standing to:  (i) receive all rights and benefits pertaining to the Pledged Collateral; (ii) institute and prosecute all proceedings and take all actions that the Secured Lenders, or the Designee, or any of them, in their sole discretion, may deem necessary or advisable to collect, assert or enforce any claim, right or title of any kind in or to any and all of the Pledged Collateral; and (iii) defend and compromise any and all acts, suits or proceedings relating to such transferred and assigned rights, title, interests and benefits.

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2009, Mr. Ownkar Persaud submitted his resignation as Vice President of Finance for the corporation.

Item 9.01.	Financial Statements and Exhibits.

d.	Exhibits

Exhibit 10.1	Agreement and Consent to Acceptance of Collateral dated June 26,2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSTI Holdings, Inc.

Dated: July 2, 2009	By:	/s/ Frank Matarazzo
Name: Frank Matarazzo
Title: Chief Executive Officer